Exhibit 16.1

Crowe Horwath LLP
Independent Member Crowe Horwath International

May 22, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in the section titled Changes in and Disagreements with Accountants on Accounting and Financial Disclosures on the Form 8-K of EveryWare Global, Inc. dated May 22, 2012 and are in agreement with those statements.

Very truly yours,

Crowe Horwath LLP
Columbus, Ohio

cc:	Mr. Barry L. Kasoff
Audit Committee Chairman
EveryWare Global, Inc.